EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown, Inc. (media)
Thomas P. Hess, CPA	Mike Beyer (773) 463-4211
Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

EXTON, PA, May 4 2006 — Adolor Corporation (NASDAQ: ADLR) today reported financial results for the three months ended March 31, 2006.

For the three months ended March 31, 2006, the company reported a net loss of $17.4 million or $0.42 per basic and diluted share, compared to a net loss of $12.0 million or $0.31 per basic and diluted share for the same period in 2005.

“The first quarter of 2006 was highlighted by the achievement of several significant clinical milestones for the Company,” said David Madden, interim president and chief executive officer, Adolor Corporation. “We announced with our collaboration partner, GlaxoSmithKline, positive results from Study 314 of Entereg® in the treatment of postoperative ileus and are on target to submit those results as part of our complete response to the FDA by June of this year. We also announced that GSK had completed enrollment of Phase 3 studies of Entereg for the treatment of the gastrointestinal side effects in patients taking opioids to treat chronic pain.” Mr. Madden also stated that, “In February we enhanced the Company’s financial strength by raising $135.1 million through a public offering of 5.75 million shares of our common stock.”

Contract revenues for the quarter ended March 31, 2006 were $2.6 million, compared to $2.9 million in the same period of 2005. This decrease was primarily due to lower cost reimbursement revenues of $0.8 million due to a decrease in expenses incurred by us which are reimbursable by Glaxo under our collaboration agreement. This decrease was partially offset by a revenue increase in 2006 as compared to 2005 of $0.5 million under our co-promotion arrangement with Glaxo relating to Arixtra® due to the timing of the hiring of our sales force.

Research and development expenses in the first quarter of 2006 were $14.6 million, compared to $10.1 million for the same period in 2005. This increase was due principally to an increase in reimbursements owed Glaxo under the OBD program, increased expenses associated with our sterile lidocaine patch program, increased preclinical spending associated with our delta program and the implementation of FAS 123R. The adoption of FAS 123R resulted in $1.0 million of research and development expense in the quarter ended March 31, 2006.

Marketing, general and administrative expenses increased to $7.5 million in the first quarter of 2006 from $5.6 million in the first quarter of 2005, as a result of increased personnel expenses, including expenses associated with the adoption of FAS 123R and our sales force, combined with an increase in marketing costs. The adoption of FAS 123R resulted in $1.5 million of marketing, general and administrative expense in the quarter ended March 31, 2006.

As of March 31, 2006, the Company had approximately $225.2 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (NASDAQ: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-surgical incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Arixtra® is a trademark of GlaxoSmithKline.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the NDA for Entereg(R) in POI, whether due to the risk that: Adolor is not able to provide additional data satisfactory to the FDA to obtain approval for the NDA; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg(R) is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 to support FDA approval of Entereg(R), the results from other clinical trials of Entereg(R), including the Glaxo Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that further studies of Entereg(R) in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for alvimopan in Europe for POI; the risk of unfavorable results of trials in other indications; the risk that filing targets for regulatory submissions are not met; the risk that FDA does not remove the clinical hold on the Delta IND; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including Glaxo, in connection with the development and commercialization of Entereg(R); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2006	2005
REVENUES
Contract revenues	$2,568,617	$2,916,320

OPERATING EXPENSES
Research and development	14,606,618	10,063,240
Marketing, general and administrative	7,455,342	5,607,674

Total operating expenses	22,061,960	15,670,914

Loss from operations	(19,493,343)	(12,754,594)
Interest income and other, net	2,047,856	786,553

Net loss	$(17,445,487)	$(11,968,041)

Basic and diluted net loss per share	$(0.42)	$(0.31)

Shares used in computing basic and diluted net loss per share	41,699,483	39,086,142

	BALANCE SHEET DATA (Unaudited)
	MARCH 31, 2006	DECEMBER 31, 2005
Cash, cash equivalents and short-term investments	$225,151,240	$103,075,119
Working capital	214,794,305	89,664,249
Total assets	237,360,570	117,236,617
Total stockholders’ equity	192,062,860	66,693,290